Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Acme United Corporation on Form S-8 of our report dated March 31, 2021, with respect to our audits of the consolidated financial statements of Acme United Corporation as of December 31, 2020 and 2019 and for the years then ended and our report dated March 31, 2021 with respect to our audit of internal control over financial reporting of Acme United Corporation as of December 31, 2020, which reports are included in this Annual Report on Form 10-K of Acme United Corporation for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP

New Haven, Connecticut

October 7, 2021